Exhibit 10.5

FOURTH AMENDMENT TO THE REALPAGE, INC.
2010 EQUITY INCENTIVE PLAN

(Amended and Restated Effective June 4, 2014, as further amended)
This Fourth Amendment (this “Amendment”) to the RealPage, Inc. (the “Corporation”) 2010 Equity Incentive Plan, as amended and restated June 4, 2014 (as further amended, the “Plan”) is adopted as of February 16, 2017 (the “Date of Amendment”) by the Board. All capitalized terms not defined herein shall have the meanings ascribed to them by the Plan.
Effective as of the Date of Amendment, the Plan is amended as follows:
1.    Annual Award to Outside Directors. Sections 12(c) and 12(d) of the Plan are hereby amended and restated to read in their entirety as follows:
(c) Annual Award. Each Outside Director will be automatically granted (an “Annual Award”) on April 1 of each year, beginning in 2017, a number of Shares of Restricted Stock determined by dividing (A) $200,000 by (B) the average of the Fair Market Value of a share on each of the 30 trading days immediately preceding (and excluding) the grant date, with the number of Shares rounded up to the nearest whole Share. If the initial election or appointment of such Outside Director occurs on any date other than April 1st, such Outside Director will also be automatically granted a prorated portion of the Annual Award on the date of such election or appointment. The prorated number of Shares of Restricted Stock shall be determined based on the number of complete months remaining between the date of election or appointment and the next April 1st.
(d) Terms. The terms of each Award granted pursuant to this Section will be as follows: The Restricted Stock awarded under each Annual Award will be issued for no cash consideration and will be forfeited and automatically transferred to and reacquired by the Corporation at no cost upon the date the Director ceases to provide services as a member of the Board (the “Forfeiture Provision”). The Forfeiture Provision will lapse as to twenty-five percent (25%) of the Restricted Stock awarded in such Annual Award on the first day of each calendar quarter for four (4) calendar quarters beginning on the first day of the calendar quarter immediately following the date of grant, provided that the Participant continues to serve as a Director through such dates.
2.    Miscellaneous. Except as expressly amended hereby, the terms and conditions of the Plan shall remain in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.
RealPage, Inc., by its duly authorized officer, has executed this Fourth Amendment to the Plan on the date indicated below.

REALPAGE, INC.

By: /s/ Stephen T. Winn
Stephen T. Winn
Chief Executive Officer
Chairman of the Board

Date: February 16, 2017